SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 6) *

                        Dynavax Technologies Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    268158102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 18, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 268158102
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Capital, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,068,365
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     3,068,365
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,068,365
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.51%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP No. 268158102
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Partners, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,516,401
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     1,516,401
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,516,401
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.82%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP No. 268158102
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Special Situations Fund, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        510,214
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     510,214
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      510,214
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.28%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP No. 268158102
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Management Company, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,033,173
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     3,033,173
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,033,173
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.61%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP No. 268158102
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield International Limited
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        2,035,137
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     2,035,137
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,035,137
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.12%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP No. 268158102
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Private Design Fund, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        392,750
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     392,750
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      392,750
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.98%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP No. 268158102
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Private Design International, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        649,000
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     649,000
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      649,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.61%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP No. 268158102
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Special Situations Fund International Limited
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        998,036
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     998,036
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      998,036
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.50%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP No. 268158102
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      James E. Flynn
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        6,101,558
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     6,101,558
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,101,558
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.89%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

CUSIP No.   268158102
            ---------------------

The sole purpose of this Amendment No. 6 to Schedule 13G is to reflect the addition of Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P. as reporting persons.

Item 1(a).  Name of Issuer:

            Dynavax Technologies Corporation
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            2929 Seventh Street, Suite 100
            Berkeley, California 94710
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            James E. Flynn, Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield International Limited, Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P., Deerfield Special Situations Fund International Limited, L.P.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            James E. Flynn, Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P., Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P.,
            Deerfield Management Company, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017 Deerfield International Limited, Deerfield Special Situations International Limited c/o Bisys Management,
            Bison Court, Columbus Centre, P.O. Box 3460, Road Town, Tortola, British Virgin Islands
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Mr. Flynn - United States citizen
            Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P. Deerfield Private Design Fund, L.P.
            - Delaware Limited Partnerships; Deerfield Management Company, L.P.
            - New York Limited Partnership; Deerfield International Limited and Deerfield Special Situations International Limited - British Virgin Islands corporations; Deerfield Private Design International, L.P.- British Virgin Islands Limited Partnership

            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            268158102
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   |_| Broker or dealer registered under Section 15 of the Exchange
                Act.

      (b)   |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) |_| Investment company registered under Section 8 of the Investment Company Act.

      (e)   |_| An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Deerfield Capital, L.P. - 3,068,365 shares
         Deerfield Partners, L.P. - 1,516,401 shares
         Deerfield Special Situations Fund, L.P. - 510,214 shares
         Deerfield Management Company, L.P. - 3,033,173 shares
         Deerfield International Limited - 2,035,137 shares
         Deerfield Private Design Fund, L.P. - 392,750
         Deerfield Private Design International, L.P.- 649,000
         Deerfield Special Situations International Limited - 998,036 shares James E. Flynn - 6,101,558 shares
         -----------------------------------------------------------------------

     (b) Percent of class:

         Deerfield Capital, L.P. - 7.51%
         Deerfield Partners, L.P. - 3.82%
         Deerfield Special Situations Fund, L.P. - 1.28%
         Deerfield Management Company, L.P. - 7.61%
         Deerfield International Limited - 5.12%
         Deerfield Private Design Fund, L.P. - 0.98%
         Deerfield Private Design International, L.P.- 1.61%
         Deerfield Special Situations International Limited - 2.50%
         James E. Flynn - 14.89%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote     All Reporting
                                                             Persons - 0

                                                             ------------------
          (ii)  Shared power to vote or to direct the vote   Deerfield Capital,
                                                             L.P. - 3,068,365
                                                             Deerfield Partners,
                                                             L.P. - 1,516,401
                                                             Deerfield Special
                                                             Situations Fund,
                                                             L.P. - 510,214
                                                             Deerfield
                                                             Management Company,
                                                             L.P. - 3,033,173
                                                             Deerfield
                                                             International
                                                             Limited - 2,035,137
                                                             Deerfield Private
                                                             Design Fund,
                                                             L.P. - 392,750
                                                             Deerfield Private

                                                             Design
                                                             International,
                                                             L.P.- 649,000
                                                             Deerfield Special
                                                             Situations Fund
                                                             International
                                                             Limited - 998,036
                                                             James E. Flynn -
                                                             6,101,558
                                                             ------------------

          (iii) Sole power to dispose or to direct the
                disposition of                               All Reporting
                                                             Persons - 0
                                                             ------------------
          (iv)  Shared power to vote or to direct the vote   Deerfield Capital,
                                                             L.P. - 3,068,365
                                                             Deerfield Partners,
                                                             L.P. - 1,516,401
                                                             Deerfield Special
                                                             Situations Fund,
                                                             L.P. - 510,214
                                                             Deerfield
                                                             Management Company,
                                                             L.P. - 3,033,173
                                                             Deerfield
                                                             International
                                                             Limited - 2,035,137
                                                             Deerfield Private
                                                             Design Fund,
                                                             L.P. - 392,750
                                                             Deerfield Private
                                                             Design
                                                             International,
                                                             L.P.-  649,000
                                                             Deerfield Special
                                                             Situations Fund
                                                             International
                                                             Limited - 998,036
                                                             James E. Flynn -
                                                             6,101,558
                                                             ------------------

Item 5.  Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following |_|.

         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

      If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

      If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         See Exhibit B
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

      Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A
         -----------------------------------------------------------------------

Item 10. Certifications.

      "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DEERFIELD CAPITAL, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner


By:  /s/ Darren Levine
     ---------------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD PARTNERS, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner


By:  /s/ Darren Levine
     ---------------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner


By:  /s/ Darren Levine
     ---------------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD MANAGEMENT COMPANY, L.P.

By:  Flynn Management LLC
     General Partner


By:  /s/ Darren Levine
     ---------------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner


By:  /s/ Darren Levine
     ---------------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD PRIVATE DESIGN FUND, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner


By:  /s/ Darren Levine
     ---------------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner


By:  /s/ Darren Levine
     ---------------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner


By:  /s/ Darren Levine
     ---------------------------------------
     Darren Levine, Attorney-In-Fact


JAMES E. FLYNN


     /s/ Darren Levine
     ---------------------------------------
     Darren Levine, Attorney-In-Fact

Date:  August 1, 2007
                                  Exhibit List

Exhibit A.        Joint Filing Agreement.

Exhibit B.        Item 8 Statement.

Exhibit C.(1)     Power of Attorney

(1) Previously filed as Exhibit 24 to Form 4 with regard to Dynavax Technologies Corporation filed with the Securities and Exchange Commission on July 20, 2007 by Deerfield Capital L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield International Limited, Deerfield Special Situations Fund International Limited, Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P. and James E. Flynn.

                                    Exhibit A

                                    Agreement

      The undersigned agree that this Schedule 13G Amendment, and all further amendments thereto, relating to the Common Stock of Dynavax Technologies Corporation shall be filed on behalf of the undersigned.

DEERFIELD CAPITAL, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner


By:  /s/ Darren Levine
     ---------------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD PARTNERS, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner


By:  /s/ Darren Levine
     ---------------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner


By:  /s/ Darren Levine
     ---------------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD MANAGEMENT COMPANY, L.P.

By:  Flynn Management LLC
     General Partner


By:  /s/ Darren Levine
     ---------------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner


By:  /s/ Darren Levine
     ---------------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD PRIVATE DESIGN FUND, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner


By:  /s/ Darren Levine
     ---------------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner


By:  /s/ Darren Levine
     ---------------------------------------
     Darren Levine, Attorney-In-Fact


DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner


By:  /s/ Darren Levine
     ---------------------------------------
     Darren Levine, Attorney-In-Fact


JAMES E. FLYNN


     /s/ Darren Levine
     ---------------------------------------
     Darren Levine, Attorney-In-Fact

Date:  August 1, 2007

                                    Exhibit B

      Due to the relationships between them, the reporting persons hereunder may be deemed to constitute a "group" with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.